Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive

West Tower

West Palm Beach, FL 33401

(561) 515-6078

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Andy Maas
(212) 850-5600

DECLAN KELLY TO RESIGN CURRENT ROLE AT FTI CONSULTING

Will Continue as Senior Advisor on Certain Complex Client Matters

WEST PALM BEACH, FL – July 27, 2009 – FTI Consulting, Inc. (NYSE: FCN) today announced that Declan Kelly, Executive Vice President and Chief Integration Officer, has given notice of his intention to resign October 5, 2009 to allow him to pursue non-commercial opportunities outside the company. Effective immediately, he will no longer serve as Executive Vice President or Chief Integration Officer, but instead will serve as a senior advisor on several major client initiatives, first as an employee through October 5, 2009 and then pursuant to a consulting agreement through June 15, 2011.

Jack Dunn, President and Chief Executive Officer, commented, “We are pleased to continue our association with Declan in this new capacity and wish him every success.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,300 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.